Exhibit 10.1

4901 Bakers Mill Lane, Richmond, VA 23230 www.llflooring.com

June 5, 2023

VIA EMAIL

Mr. Robert Madore

Re: Offer Letter

Dear Robert,

This letter confirms our offer of employment to you with LL Flooring Holdings, Inc. or one of its subsidiaries (individually and collectively, as applicable, or “LL Flooring” or the “Company”). The details of our offer are as follows:

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Title: Executive Vice President, Chief Financial Officer
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Location: Richmond, Virginia (A minimum of three weeks per month is required in Richmond, Virginia exclusive of Paid Time Off weeks and Company recognized holidays)
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Reports to: Charles Tyson, President and CEO
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Start Date: July 10, 2023
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Annual Base Salary: $650,000. LL Flooring currently processes payroll on a weekly basis. This is subject to change. We strongly encourage associates to receive their pay via direct deposit.
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Incentive Plan: You will be eligible to participate in the Annual Bonus Plan for Executive Management (the “Bonus Plan”). Your 100% target payout under the Bonus Plan will be equal to 80% of your annual base salary, with the opportunity to earn a maximum of 200% of your target payout based on LL Flooring’s performance against certain financial objectives. For 2023, any earned bonus payout will be pro-rated for your date of hire in 2023. Notwithstanding the foregoing, the awarding (or decision not to award) a payment under the Bonus Plan and the amount thereof, is a decision left to the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Further, the Bonus Plan is subject to amendment, modification and/or termination by the Compensation Committee in its sole and absolute discretion. To the extent there is any conflict between this Offer Letter and the language of the Bonus Plan, the Bonus Plan shall control.
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Inducement Equity Awards: As a material inducement for you to accept this offer, LL Flooring will recommend to the Compensation Committee that you receive inducement equity awards with a total cumulative grant date value of $600,000. The Company will recommend the inducement awards be comprised of (i) a time-based restricted stock award with a grant date value of $425,000, $250,000 of which is to compensate you for incentive awards that were forfeited at your previous employer as a result of your resignation and (ii) a performance-based restricted stock unit award with time-based vesting and a grant date value of $175,000. The time-based restricted stock award would vest ratably over three years. Subject to meeting the applicable performance targets set forth in the Company’s grant agreement, 100% of the performance-based restricted stock unit award would cliff vest on the three-year anniversary of the grant date. The actual amount of performance-based restricted stock units earned will range from 0 to 200% of the target award, depending on the Company’s actual performance against the performance targets. If approved by the Compensation Committee, such inducement equity awards will be evidenced by, and subject to the terms and conditions of, a grant agreement. The agreement will specify, among other things, the vesting schedule, consequences of termination of employment and other applicable terms and conditions. The timing of such award to you is subject to your actual start date of employment and to the absolute discretion of the

Compensation Committee. You may be eligible for future annual equity awards based on an assessment of your job performance and recommendation made by the CEO. All awards require approval at the absolute discretion of the Compensation Committee. As an associate, you will be subject to the expectations and restrictions of LL Flooring’s Insider Trading Policy, a copy of which is provided at the time of hire and is available upon request to Human Resources.
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Sign-On Cash Incentives: The Company will pay you a sign-on cash Bonus totaling $150,000, less standard deductions, to compensate you for a FY 2023 Annual Bonus that was forfeited at your previous employer as a result of your resignation. Additionally, the Company will provide you with a “one time” $75,000 net cash Bonus to support your commute from New York to Richmond weekly. These cash Bonuses are payable within 30 days of your hire date, subject to repayment if you voluntarily resign or your employment is terminated for cause prior to the second anniversary of your hire date and will be prorated.
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Director and Officer Stock Ownership Guidelines: In order to align the financial interests of executives with those of the Company’s stockholders and to further promote the Company’s commitment to sound corporate governance, you will be subject to the Company’s Stock Ownership Guidelines. Directors and Executive Officers subject to the Stock Ownership Guidelines are expected to meet the applicable guideline no more than five (5) years after first becoming subject to them and are expected to continuously own sufficient shares to meet the applicable guideline once attained. Stock that may be considered in determining compliance with the Stock Ownership Guidelines includes:
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Shares owned directly by the participant or indirectly by the participant through (a) his or her immediate family members (as defined in the Stock Ownership Guidelines) residing in the same household or (b) trusts for the benefit of the participant or his or her immediate family members;
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Vested shares of restricted stock held by the participant

The Compensation Committee shall be responsible for monitoring the application of the Stock Ownership Guidelines and has sole discretion to alter or change these requirements at any time.

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Severance Benefit: In consideration of your continued employment with the Company and its subsidiaries, LL Flooring will enter into the Company’s form of Severance Agreement with you in order to ameliorate the financial and career impact on you should your employment with the Company be terminated under certain circumstances.
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Performance Review and Merit Increase: Your performance will be reviewed periodically with you by your supervisor, but no less than annually. Merit increases are discretionary based on performance and business considerations.
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Benefits Eligibility: You will be eligible to participate in benefit plans offered through LL Flooring per the terms and conditions of those plans. During your orientation, you will be given more information regarding these plans and a copy of our current benefits summary if you did not previously receive one. Following your first day of employment, you will also be able to access the full Benefits Guide on our Company intranet.
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Paid Time Off (PTO): Per the terms and conditions of the LL Flooring Paid Time Off (“PTO”) Policy, you will be eligible to accrue up to a maximum of 200 hours of PTO annually and thereafter. Your 2023 accrual will be pro-rated based on your actual date of hire. Additionally, LL Flooring observes six scheduled holidays each year. Those holidays currently are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. The holiday schedule is established in advance of each year and is subject to change.

This offer of employment is contingent on (1) satisfactory completion of all pre-hire assessments and evaluations, (2) satisfactory results of a drug screening test, (3) executive background verification, (4) your executing the Company’s Confidentiality, Non-Solicitation and Non-Competition Agreement, and (5) your ability to show that you are eligible to work in the United States.

On your first day of employment, you will be required to provide proof of identity and employment eligibility in order to complete an Employment Eligibility Verification (I-9) form. A list of acceptable documents is enclosed. Please note that, if you do not have one document from List A, you must bring one document from List B and one document from List C.

Please acknowledge your acceptance of this offer by signing and returning a copy of this letter no later than the close of business on June 9, 2023 to me via email to: margano@llflooring.com.

By signing this offer, you are, among other things, representing to LL Flooring that there are no agreements or restrictions that would prevent, limit, impair or otherwise compromise your ability to comply with the terms of this offer and perform on behalf of LL Flooring.

Please note that your employment with LL Flooring is at-will and neither this document nor any other oral or written representations may be considered a contract of employment for any specific length of time. You retain the option, as does LL Flooring, of ending your employment with LL Flooring at any time, with or without notice and with or without cause.

If you have questions regarding any of the above, please feel free to contact me directly.

Robert, we look forward to you joining the LL Flooring team and working with you to further our success.

Sincerely,

Matt T. Argano, Ph.D.

SVP, Human Resources

ACKNOWLEDGEMENT and AGREEMENT: As indicated by my signature below on this letter, I acknowledge its receipt and my understanding and acceptance of its contents. I agree that should I terminate employment with LL Flooring or if my employment is terminated for cause, any monies owed for reimbursement of expenses or other sums under this offer letter will be deducted from my final paychecks.

Signature:	/s/ Robert Madore	Date:	6/9/2023
Robert Madore

cc:	Charles Tyson, President and CEO